EXHIBIT 99.1

PHP HEALTHCARE
CORPORATION


                      FOR IMMEDIATE RELEASE
                                 For more information contact:

                                 Charles H. Robbins
                                 Chairman and CEO
                                 703/758-3600

                                 Jack M. Mazur
                                 President
                                 703/758-3600

                PHP HEALTHCARE ANNOUNCES PROPOSED
                  OFFERING OF CONVERTIBLE DEBT


Reston, Virginia, November 29, 1995 -- PHP Healthcare Corporation (NYSE: PPH) announced today that it proposes to make a private offering of $60 million in aggregate principal amount of convertible subordinated debentures due 2002. The debentures will be unsecured obligations, convertible into PHP common stock and subordinated to all present and future senior indebtedness of the Company.

The Company intends to use the net proceeds of the offering to repay certain existing indebtedness, to fund expansion of its Commercial Managed Health Care Services division, and for general corporate purposes.

The debentures and the underlying common stock have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The debentures will be offered only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements provided by Rule 144A, and outside the United States to certain persons in reliance on Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy the debentures.

                              # # #

Corporate Headquarters   11440 Commerce Park Drive, Reston,
Virginia 22091  (703) 758-3600